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SCHEDULE 14A

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

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Argo Files Investor Presentation Highlighting Transformation into a Leading U.S. Specialty Insurer and Comprehensive, Ongoing Strategic Alternatives Process

Strategic Repositioning that Began in Late 2019 Has Created Stronger Growth Platform and Optimized Business Mix

Refreshed Board, Which Includes Company’s Largest Shareholder, Has Right Skills and Experience to Oversee Ongoing Strategic Review Process

Appointing Either of Capital Returns’ Nominees Would Result in Loss of Superior Talent and Experience at

Critical Juncture for Company

Urges Stockholders to Vote the BLUE Proxy Card “FOR” ALL Seven of Argo’s Highly Qualified Nominees

HAMILTON, BERMUDA — November 18, 2022 — Argo Group International Holdings, Ltd. (NYSE: ARGO) (“Argo” or “the Company”), an underwriter of specialty insurance products, today announced that it has filed an investor presentation with the U.S. Securities and Exchange Commission in connection with its 2022 Annual Meeting of Shareholders (“Annual Meeting”), which is scheduled to be held on December 15, 2022. The presentation is available on the 2022 Annual Meeting Shareholder Materials section of Argo’s investor relations site.

The Company issued the following statement:

Over the past three years, Argo has successfully transformed the Company into a leading U.S. specialty insurer. Since we announced the sale of our Lloyd’s Syndicate 1200 to Westfield in September 2022, our stock has outperformed our insurance peers, which we believe indicates the stability of our reshaped business and confidence in our improved operating model.

This effort has been further advanced by the Board’s ongoing strategic review process to evaluate a range of alternatives, including a potential sale of the whole Company. The process is being overseen by a Strategic Review Committee, which is composed of seasoned directors who collectively have strong M&A, capital markets and regulatory experience, and are well-suited to make recommendations to the entire Board. To ensure shareholder alignment, the Board appointed J. Daniel Plants, Chief Investment Officer of Voce Capital Management LLC, Argo’s largest shareholder with approximately 9.5% of the Company’s shares, to the Board and as Chair of the Strategic Review Committee. The Board is open to considering any and all credible proposals to maximize shareholder value, and as previously noted, Argo’s financial advisor has conducted exhaustive outreach to more than 80 parties.

Unfortunately, despite the recent actions to position Argo for success, one of our shareholders, Capital Returns Master, Ltd., has initiated a proxy contest to replace two of Argo’s directors – Bernard Bailey and Al-Noor Ramji – with its own candidates, Ronald Bobman and David Michelson. Our Board is highly engaged, having met more than 60 times in 2022 and more than 30 times since publicly announcing our strategic review process, and is laser-focused on ensuring the Company is on the right path to maximizing value for shareholders. We believe this is contrary to Mr. Bobman’s actions. The Board and management have met with Mr. Bobman several times to discuss his views, and throughout these interactions Mr. Bobman has made numerous naïve, and in some cases factually false, criticisms that do not reflect the reality of Argo’s actions. At the same time, despite repeated invitations, Mr. Bobman has failed to offer any tangible recommendation or suggestion for creating shareholder value beyond launching a strategic alternatives process – which the Board already publicly announced and is now in the latter stages of conducting. Thus, we are left to believe that Mr. Bobman’s primary objective is to attract attention to his fund through publicizing his criticisms.

We believe the ongoing strategic review process is best overseen by the current Argo Board of Directors and its Strategic Review Committee, not Capital Returns’ nominees. It is our strong view that appointing either of Capital Returns’ nominees would result in a loss of superior talent and experience, a degradation in the quality of Board dialogue and could delay or hinder the strategic review just as it enters its most critical phase.

Highlights of the presentation include:

•	Argo has substantially completed its business repositioning to become a diversified, P&C insurer with access to attractive, niche business segments.
o	Management has undertaken a strategic repositioning since late 2019, including product reviews, refined geographic focus and executive hires
o	Announced 10 business closures or divestitures to exit international businesses and focus on most attractive business lines, in addition to two major risk transfer transactions
o	Shifted away from volatile, catastrophe-exposed lines of businesses through strategic portfolio reshaping actions
o	Focused on its core strength in the U.S. business lines and an offering of niche products or businesses that require specialized or hard-to-place coverage
o	Following completion of sale of Argo Underwriting Agency Limited and its Lloyd’s Syndicate 1200 to Westfield Ltd., approximately 99% of ongoing business will be U.S.-based risk[1]

•	Board-led actions are creating a stronger platform for future growth and value creation.
o	Significant re-underwriting actions led to an average combined ratio for ongoing business of 92.5%[2] and provide a clear path for improved margins and return on equity
o	Business transformation has positioned Argo for growth and strong returns – evidenced by catastrophe loss results in 2021[3] of $23 million for ongoing businesses compared to $69 million in exited businesses
o	On track to achieve target expense ratio of 36% in 2022 due to successful implementation of cost-saving initiatives, compared to 36.8% in 2021
o	Well-positioned with strong balance sheet and investment grade ratings with AM Best and S&P of A - / A - respectively
o	Assembled highly experienced, industry-respected management team leading a deep bench of underwriting talent, including five key C-suite executive appointments in the last four years

•	Argo’s Board is overseeing a thorough strategic review process that remains ongoing.
o	The strategic review process, which is overseen by the Strategic Review Committee of the Board, has yielded two major strategic transactions:
▪	Loss Portfolio Transfer (LPT) transaction with Enstar Group Limited for approximately $746 million of U.S. casualty reserves for accident years 2011 to 2019; transaction closed on November 9, 2022
▪	Agreement to sell Argo Underwriting Agency Limited and its Lloyd’s Syndicate 1200 to Westfield Ltd. for total cash proceeds of approximately $125 million, subject to closing-related adjustments
o	Transactions have simplified corporate structure, enhanced fundamentals of Argo’s core U.S. specialty businesses, strengthened capital and reduced reserve volatility
o	Argo’s independent financial advisor, Goldman Sachs & Co. LLC, has conducted exhaustive outreach to more than 80 parties, including a balanced mix of potential strategic buyers and financial sponsors, to solicit proposals for additional transactions to maximize shareholder value, including a potential sale of the whole Company
o	The group of contacted parties has also included select international companies with an interest in expanding their U.S. platforms

1 2022 LTM Ongoing GWP: $2.3 billion.

2 Excluding PYD and catastrophe losses.

3 Includes losses related to COVID 19 of $73.2 million and $12.4 million in 2020 and 2021, respectively.

o	Select bidders that have put forward preliminary, non-binding proposals have been given access to a data room containing over 60,000 pages of documents, and they and their representatives are conducting due diligence meetings with management

•	Argo has a highly qualified, fully engaged and significantly refreshed Board to oversee the execution of the Company’s strategy and strategic review process.
o	Six of Argo’s current nine directors joined the Board since the Company undertook its repositioning, and 10 directors have rotated off the Board in the last three years, including two at this year’s upcoming Annual Meeting
o	The Company’s average director tenure is now only three years
o	Argo’s recent appointment of Mr. Plants, Chief Investment Officer of Voce Capital, Argo’s largest shareholder with approximately 9.5% of the Company’s shares, ensures investor views are well- represented in the boardroom
o	Argo’s Board is highly engaged – the Board has met more than 60 times in 2022 and more than 30 times since publicly announcing our strategic review process
o	The directors targeted by Capital Returns – Mr. Bailey and Mr. Ramji – bring expertise important to the Company’s business, including significant operational M&A experience, and have been instrumental in overseeing the execution of the Company’s transformation, recruiting new management and refreshing the Board
▪	Mr. Bailey, the Board’s Lead Independent Director, brings extensive prior public board and CEO experience; he is a recognized national expert in corporate governance and an integral member of the Strategic Review Committee
▪	Mr. Ramji, as the Chair of the Risk and Capital Committee, has played a critical role in the reduction of the Company’s catastrophe risk exposures and overall reduction of volatility through lowering of its probable maximum losses (PMLs)

•	Election of Capital Returns’ nominees would remove superior talent and critical skills from the Board and reduce Argo’s director diversity by half.
o	Argo’s Nominating and Corporate Governance Committee formally interviewed both Mr. Bobman and Mr. Michelson and determined that adding Capital Returns’ nominees would diminish the level of expertise and diversity on the Board and would potentially disrupt or hinder the strategic review process
o	Mr. Bobman has no public company board experience, and any insurance background he may possess is already well-represented on the Board
o	Mr. Michelson serves as an advisor or director of at least six other companies. During his tenure as a director at FedNat Insurance, the company has suffered an approximately 98% stock price decline, been delisted from Nasdaq, triggered a default on over $120 million of senior notes and had one of its insurance subsidiaries placed into receivership by the Florida Department of Financial Services

•	Mr. Bobman has made numerous naïve, and in some cases factually false, criticisms that do not reflect the reality of Argo’s actions.
o	While Capital Returns would like to portray Argo as shunning its “help,” the reality is that Mr. Bobman, after repeated interaction with management and directors, demonstrated that he could offer no real insight or assistance in the form of original ideas or concrete action
o	Many of Capital Returns’ assertions, conveyed in prior press releases and media interviews, about the likely outcomes of a strategic review have been belied by the process learnings to date
o	Citing Mr. Bradley’s appointment as CEO as an example of a lack of succession planning is misleading given the Board had that succession plan in place long before its previous CEO departed Argo for health reasons
o	Capital Returns falsely claimed that Mr. Bailey had never purchased any Argo shares in the open market when SEC filings show that he invested almost $100,000 of his own capital in open market purchases at the time he joined the Board. Unlike Capital Returns, Mr. Bailey has never sold a single Argo share

o	What Capital Returns would attempt to portray as “piecemeal” asset sales is actually a direct result of a thorough and probing review process where Argo listened carefully to bidders and its advisors; the result of those transactions allowed Argo to restart a more robust strategic review process in September, which is ongoing
o	Capital Returns’ claim that the Board dallied rather than immediately accede to its public demand for a sale process ignores the fact that the Board was engaged in dialogue with several long-term shareholders during this period (including but not limited to Voce Capital), before taking the significant step of launching a public review of strategic alternatives
o	Argo set its Annual Meeting date for later in the year to focus on the very issue which Mr. Bobman wanted the Board and management team to address – undertaking a thorough and comprehensive strategic review

The Argo Board has been and will continue to be unwavering in its commitment to maximize value for Argo shareholders and recommends that shareholders vote the BLUE proxy card “FOR” ALL of Argo’s seven highly qualified director nominees.

YOUR VOTE IS IMPORTANT!

If you have any questions, or need assistance in voting

your shares on the BLUE proxy card,

please call our proxy solicitor:

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About Argo Group International Holdings, Ltd.

Argo Group International Holdings, Ltd. (NYSE: ARGO) is an underwriter of specialty insurance products in the property and casualty market. Argo offers a full line of products and services designed to meet the unique coverage and claims-handling needs of businesses in two primary segments: U.S. Operations and International Operations. Argo Group and its insurance subsidiaries are rated ‛A-’ by Standard & Poor’s. Argo’s insurance subsidiaries are rated ‛A-’ by A.M. Best. More information on Argo and its subsidiaries is available at argogroup.com.

Forward-Looking Statements

This press release and any related oral statements may include forward-looking statements that reflect our current views with respect to future events and financial and operational performance. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “positioning,” “expect,” “intend,” “plan,” “believe,” “do not believe,” “aim,” “project,” “anticipate,” “confident,” “seek,” “will,” “likely,” “assume,” “estimate,” “may,” “continue,” “create,” “maximize,” “guidance,” “objective,” “outcome,” remain optimistic,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target,” “on track,” “simplifies” and similar expressions of a future or forward-looking nature. Such statements are subject to certain risks and uncertainties that could cause actual events or results to differ materially. For a more detailed discussion of such risks and uncertainties, see Item 1A, “Risk Factors” in Argo’s Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2021, as supplemented in Argo’s subsequent Quarterly Reports on Form 10-Q, and in other filings with the U.S. Securities and Exchange Commission. The inclusion of a forward-looking statement herein should not be regarded as a representation by Argo that Argo’s objectives will be achieved. Argo undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on any such statements. Each of the transactions referenced in this press release is subject to risks and uncertainties, including, but not limited to, that the transactions may be unable to be completed because of the failure to obtain required regulatory approvals or satisfy (or obtain waivers of) the closing conditions and uncertainty as to the timing of completion of the transactions.

Contacts

Investors:

Andrew Hersom

Head of Investor Relations

860-970-5845

andrew.hersom@argogroupus.com

Gregory Charpentier

AVP, Investor Relations and Corporate Finance

978-387-4150

gregory.charpentier@argogroupus.com

Media:

David Snowden

Senior Vice President, Group Communications

210-321-2104

david.snowden@argogroupus.com